Exhibit 10.6 - Amendment to Change in Control Agreement

AMENDMENT TO AGREEMENT

     This Amendment (the "Amendment") to the Agreement is made and entered as of this 7th day of May, 2002 by and between THREE RIVERS BANCORP, INC. (the "Company") a Pennsylvania corporation having its principal place of business at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146, and TERRY K. DUNKLE (the "Executive");

     WHEREAS, the Company and the Executive are parties to an Agreement (the "Agreement") made as of the 1st day of April, 2000 which obligates the Company, and its successors and assigns, to provide certain compensation and benefits to the Executive following a Change in Control with respect to the Company and the subsequent termination of Executive's employment;

     WHEREAS, the Company and Executive agree that in the event payments are made under the Agreement, such payments should be reduced, if necessary, in order to avoid the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to such payments;

WHEREAS, the Company and Executive agree that a portion of Executive's payments under the Agreement should be determined based on his prior year compensation;

     WHEREAS, the Company and Executive desire that the Agreement be amended to provide for the contingent reduction of benefits to the Executive in the event that Sections 280G and 4999 of the Code apply to such benefits, provide for a gross-up payment to the Executive in the event that Section 4999 of the Code applies to consulting payments made to the Executive, and change the base period of time for purposes of determining payments hereunder.

NOW THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement and herein, the parties hereto agree as follows:

I. Defined Terms. All capitalized terms set forth in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

II. Amendment to Section 5(a) of Agreement. Section 5(a) of the Agreement is deleted in its entirety and the following is inserted in its place.

          (a)  the Executive shall select, in his absolute discretion, and receive either: (i) monthly installments equal to one thirty-sixth (1/36) of an amount equal to 2.99 times the combined base salary and bonus paid or payable to the Executive by the Company in the calendar year immediately preceding the calendar year in which the Executive delivers a notice of termination, such monthly installments shall be payable for a period of thirty-six months (the "Payment Period") commencing on the first day of the first calendar month after Executive's delivery of notice of termination, or (ii) a one time lump sum payment equal to the non-discounted sum of the payments provided for in Section 5(a)(i) immediately above;

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III.  Amendment to Section 5 of the Agreement.  Section 5 of the Agreement is amended by deleting subsection (c) thereof and inserting the following in its place, and is further amended by adding a new subsection (f) as set forth below.

     (c)  from the date of the notice of termination through and including the day the Executive reaches the age of 65, the Company shall (i) contribute $36,000 per year to fund the benefits due under the Executive's Three Rivers Bancorp, Inc. Deferred Compensation Agreement (the "SERP"); (ii) maintain the Rabbi Trust previously established relating to the SERP to assist the Company in satisfying its obligations under the SERP; (iii) pay $10,000 per year of the annual premium due on the Executive's split dollar life insurance policy; and (iv) provide life, disability, and medical insurance benefits to the Executive at levels equivalent to the highest levels in effect for the Executive during any one of the three calendar years preceding the year in which the notice of termination is delivered.

New subsection (f) shall read as follows:

     (f)  Notwithstanding the foregoing and except as provided in Section 6 hereof, no payments shall be made pursuant to this Section 5 until Ernst & Young LLP has determined if any portion of any payment under this Agreement should constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code.  Upon such determination, payments to be made to the Executive pursuant to this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Executive is entitled to receive under this Agreement and any other agreement or plan or program of the Company (not including any agreement pursuant to which the Executive provides consulting or other personal services to the Company following a Change in Control) shall be ten thousand dollars ($10,000) less than the maximum amount of payments (the "Maximum Amount") which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.  All calculations required for purposes of determining any benefit reduction hereunder shall be performed by Ernst & Young LLP and shall be binding on the Executive and the Company.  The Company shall provide a copy of such calculation to the Executive no later than ten (10) business days following its receipt of Executive's notice of termination.  The Company shall bear all costs incurred in preparing the calculation of the Maximum Amount including, without limitation, the fees of Ernst & Young LLP.  If it shall be determined by the IRS or by a court in a final resolution that under applicable law is not subject to further appeal, review or modification that the Executive received more than the Maximum Amount, the Executive shall promptly return the amount received in excess of the Maximum Amount to the Company; provided, however, that the Executive shall not be required to return to the Company any amount with respect to which the Executive is entitled to a Gross-Up Payment pursuant to Section 6 hereof.

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IV. Amendment to Section 6 of Agreement. Section 6 of the Agreement is deleted in its entirety and the following is inserted in its place:

6. Certain Additional Payments by the Company.

     (a)  Anything in this Agreement to the contrary notwithstanding, if it shall be determined by the IRS or a court in a final resolution that under applicable law is not subject to further appeal, review or modification that any payment or distribution by the Company to or for the benefit of the Executive (which is paid or distributed to the Executive for consulting or other personal services provided by the Executive to the Company following a Change in Control) is contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), and if such determination has the effect of causing any payment received by the Executive under this Agreement or any other agreement, plan or program of the Company (including the consulting or personal services agreement) to be subject to the excise tax imposed by Section 4999 of the Code, (collectively, such payments are referred to as the "Payments") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed on the Gross-Up Payment, including, without limitation, any federal, state or local income or wage taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment pursuant to Section 6(a) hereof.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i)  give the Company any information reasonably requested by the Company relating to such claim, (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and (iv)  permit the Company to participate in any proceedings relating to such claim;  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 6(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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     (c)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund, but not in excess of the advance by the Company described in Section 6(b) above, plus any (interest paid or credited thereon after taxes applicable thereto.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(b), a determination is made by the IRS or by a court that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (d)  In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of a Payment, the foregoing provisions of this Section 6 shall apply, mutatis mutandis, with respect to such special tax.

V. Effect on Other Provisions of the Agreement. Except as amended in this Amendment, each other provision of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement to be executed and delivered as of the date first above written.

WITNESS:	EXECUTIVE

Terry K. Dunkle

ATTEST:	THREE RIVERS BANCORP, INC.

BY ____________________________________________ TITLE _________________________________________

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